 GLOBALSTAR ANNOUNCES SECOND QUARTER 2022 RESULTS

Covington, LA, August 4, 2022 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended June 30, 2022.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "The first half of 2022 has been very strong with financial and operational achievements that I expect will propel us into an even better second half. Below is a discussion of certain of these recent highlights, including our financial performance, which continued to improve significantly in the second quarter led by a revenue increase of over 21%. This increase in revenue contributed to an improved operating margin, while non-cash items drove a net loss, and, importantly, Adjusted EBITDA reached its highest level in the history of our company, surging almost 50% from the prior year's quarter. The past years of development and investment are bearing fruit, and I have never been more excited about our future."

OPERATIONAL UPDATE

Commercial IoT

The most notable achievement for the IoT sales team during the quarter was the execution of a binding agreement for 23,000 SmartOne devices used to provide remote monitoring services in the alternative energy industry. We expect to start delivering product by the end of the year after certain routine back-office engineering work is completed. We also hope to receive significant follow-on orders from this customer, but even at the initial quantity, it is the largest single IoT deal in our history. Deployments such as this one expand the use cases and industries that the products can support and have precedential value when pursuing new partners and opportunities.

To further enhance Commercial IoT offerings, we recently introduced the Realm Enablement Suite, a portfolio of satellite asset tracking hardware and software solutions that gives us a competitive advantage for penetrating the addressable IoT market. At its core, Realm includes an advanced edge platform that simplifies new applications and solutions development by processing and transmitting data without additional code. Also included in the solution set is the Integrity 150, which is the first solar-powered, deployment-ready satellite asset tracking device that operates on Realm. We have also introduced ST150M, a satellite modem module which simplifies product development. With the launch of the Realm Enablement Suite, Globalstar's product portfolio is well-positioned to incorporate two-way and multi-mode devices, which are under development and a catalyst for substantial growth in this space.

Production Issue Resolution

Our second quarter 2022 financial performance is particularly encouraging considering the prolonged period in which we could not produce certain core SPOT and Commercial IoT devices due to component part shortages. As we resume production over the coming days and weeks, we expect equipment revenue to be meaningfully higher in the second half of 2022, leading to further subscriber revenue growth. Demand, particularly for Commercial IoT service and products, has not faltered even in the face of material supply issues. Sales orders continue to build at an impressive pace, and we will fulfill these orders expeditiously.

Terrestrial Spectrum

In the last earnings release, we announced that we had signed a term sheet with a large, global customer for the use of Band 53 / n53, and this relationship has continued to move forward and develop. We are in advanced negotiations on a number of other important opportunities that further validate our view of the value of the spectrum resource we control. These deals take a long time to develop and we thank Nokia, Airspan, XCom, Global Telecom and others in the ecosystem for continuing to drive these opportunities forward.

Additionally, we expect to announce terrestrial approval of Band 53/n53 in additional countries during the upcoming months which we expect will take us well over one billion covered POPs.

Satellite Network

In 2022, we have completed important milestones advancing the objective of replenishing our satellite network. Early this year, we executed the Procurement Agreement with Macdonald, Dettwiler and Associates Corporation ("MDA") for the construction of 17 new spacecraft with Rocket Lab as the bus vendor. These satellites are planned to launch in 2025 and secure continuity of service. The milestone work under this contract is progressing as expected.

In June, we successfully launched an existing on-ground spare satellite in partnership with SpaceX. Today, this satellite is being used as an in-orbit spare to be raised to its operating altitude when and if needed.

Financing Arrangements

The Procurement Agreement provides for deferrals of milestone payments through August 2022. We are actively pursuing a broader financing of the satellite construction costs, and have been diligent in these efforts in order to execute a financing arrangement on the best available terms. We also plan to refinance our 2019 senior credit facility in due course.

As previously discussed, the other party to the Terms Agreement will reimburse us for 95% of the approved capital expenditures we make in connection with the new satellites, interest costs of our borrowings related to the new satellites, other approved costs and termination costs, should any arise, under the Procurement Agreement. The timing of this reimbursement is in line with the depreciation of the satellites, which is expected to start in 2025.

Jay Monroe, Executive Chairman, commented, “I would like to congratulate the team on excellent financial results with strong revenue growth and record EBITDA. The financial and operational achievements discussed above underpin the four pillars of value that we have discussed previously - legacy Duplex and SPOT services, wholesale satellite capacity, Commercial IoT and terrestrial spectrum. These pillars illustrate how we think about and manage the business. We have made substantial strides forward on all four pillars and are closer than ever to increased value realization. We have said this before but it is even more true today, there has never been more interest in Globalstar’s satellite services and terrestrial spectrum resources."

FINANCIAL REVIEW

Revenue

Total Revenue

Total revenue for the second quarter of 2022 increased $6.5 million, or 21%, from the second quarter of 2021 primarily due to an increase in service revenue. Higher service revenue was offset partially by a decrease in revenue generated from subscriber equipment sales resulting from supply chain disruptions.

Service Revenue

Service revenue increased $7.4 million due primarily to the timing and amount of engineering and other service revenue associated with the Terms Agreement, which increased $6.6 million from the second quarter of 2021. During the second quarter of 2022, we recognized $8.8 million for consideration received for performance obligations associated with work to expand and upgrade gateways around the world and under the satellite procurement agreement.

Subscriber service revenue also increased, up $0.6 million from the prior year's second quarter.

Commercial IoT service revenue increased 12% in equal parts from subscriber growth and improved ARPU. Over the last twelve months, gross subscriber activations were up 25% and churn in the base was lower. We have recently experienced steady growth in our Latin American subscriber base; for the three and six month periods, average subscribers in this region increased 63% and 55% and represented 9% and 7% of our total average subscriber growth, respectively. Consolidated ARPU increased due to a favorable mix of subscriber rate plans.

SPOT service revenue increased 5% over the prior year's quarter due almost entirely to an increase in average subscribers. Similar to Commercial IoT, we have recently experienced growth in our Latin American subscriber base; for the three and six month periods, average subscribers in this region increased 13% and 3%, and represented 10% and 3% of our total average subscriber growth, respectively.

Partially offsetting the increases in service revenue from Commercial IoT and SPOT was a decrease in Duplex service revenue resulting from fewer average subscribers. Attrition in the subscriber base has slowed significantly in 2022 compared to recent years.

Subscriber Equipment Sales

Subscriber equipment sales decreased $0.9 million in the second quarter of 2022 compared to the second quarter of 2021 due to lower volume resulting from supply chain disruptions, which impacted our ability to produce our most popular SPOT and IoT devices over the past few quarters. Production issues related to the SmartOne Solar were substantially resolved in the second quarter of 2022 and we expect production of the remaining devices to resume in the third quarter of 2022.

Commercial IoT equipment sales revenue decreased 9% over the prior year's second quarter due to a temporary stop in production since late 2021 resulting from the supply chain issues. After selling through safety stock, we have accumulated significant backorders for both SmartOne devices. If we were able to fulfill these orders in the second quarter, sales would have been more than double the prior quarter's volume. Products not impacted by component part shortages, such as the ST100 board, which was launched near the end of 2020, had its highest volume in any quarter since its launch. We also increased pricing for certain Commercial IoT devices near the end of 2021 resulting from higher component part pricing; these increases favorably impacted revenue for most device type despite volume being lower quarter over quarter.

SPOT equipment sales revenue was down 25% because we did not have inventory to fulfill sales orders for two core SPOT products. Despite the production challenges caused by component part shortages, our retail partners have remained committed to the brand as they expand the number of store locations with SPOT devices and showcase our products on endcaps in many of their stores. We expect to resume production in the third quarter of 2022 and look forward to capitalizing on this demand.

Loss from Operations

Loss from operations was $11.4 million during the second quarter of 2022 compared to $16.0 million during the second quarter of 2021. This improvement was due to an increase in revenue (discussed above) offset partially by an increase in operating expenses driven primarily by higher cost of services.

Consistent with recent quarters, cost of services was higher due primarily to an increase in lease expense for our gateway expansion efforts associated with the Terms Agreement. Also contributing to the increase were higher licensing and professional fees, which were elevated to support the launch of a new ERP system in January 2022 and other information technology software and maintenance. Personnel costs also contributed to the increase in cost of services quarter over quarter.

Cost of subscriber equipment sales increased slightly due to the reversal of a prior year accrual for tariffs during the second quarter 2021 totaling $0.9 million. Excluding this reversal, cost of subscriber equipment sales would have been down $0.7 million and generally consistent with the decreases in total revenue from subscriber equipment sales.

Finally, nonrecurring reductions in the value of long-lived assets and inventory contributed to the remaining fluctuation in loss from operations quarter over quarter. During the second quarter of 2022, we wrote off work in progress associated with spectrum licensing efforts in certain countries around the world after we determined that attainment of such licenses was no longer probable based on discussions with regulators and other circumstances. During the second quarter of 2021, we wrote off balances associated with obsolete material for discontinued products.

Net Loss

Net loss was $26.8 million for the second quarter of 2022 compared to $21.4 million for the second quarter of 2021. Unfavorable variances in non-cash items, such as foreign currency rates on intercompany balances and a gain on extinguishment of debt that did not recur in 2022, contributed to the increase in net loss. These items were offset partially by lower interest expense.

Adjusted EBITDA

Adjusted EBITDA was $14.6 million during the second quarter of 2022 up $4.8 million, or 49%, compared to the prior year's quarter due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed.

Liquidity

As of June 30, 2022, we held cash and cash equivalents of $13.1 million. Our current sources of cash also include operating cash flows generated from the business and vendor financing. We expect our uses of cash over the next twelve months to include operating costs, capital expenditures and the repayment of amounts being financed through our satellite vendor. We are pursuing a new debt financing arrangement to repay and fund amounts due under the Procurement Agreement.

About Globalstar, Inc.
Globalstar pioneered personal safety by introducing its SPOT Satellite GPS Messenger in 2007. Today, leveraging its low-earth orbit (LEO) satellite constellation, Globalstar reliably connects and protects assets, transmits key operational data, and saves lives – from any location – for consumers, industrial companies and government agencies in over 120 countries. With a portfolio that includes SPOT GPS messengers, next-generation IoT products and modems, and cloud-based telematics solutions, Globalstar’s cost effective satellite-powered innovations give users visibility and intelligence for improving safety and operational efficiencies.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2022	2021
Revenue:
Service revenue	$33,048	$25,617
Subscriber equipment sales	3,752	4,662
Total revenue	36,800	30,279
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	10,695	9,123
Cost of subscriber equipment sales	3,097	2,858
Cost of subscriber equipment sales - reduction in the value of inventory	16	782
Marketing, general and administrative	9,693	9,681
Reduction in the value of long-lived assets	525	—
Depreciation, amortization, and accretion	24,130	23,843
Total operating expenses	48,156	46,287
Loss from operations	(11,356)	(16,008)
Other (expense) income:
Gain on extinguishment of debt	—	2,664
Interest income and expense, net of amounts capitalized	(7,187)	(10,778)
Derivative loss	(1,242)	(1,310)
Foreign currency (loss) gain	(7,123)	4,425
Other	272	(88)
Total other expense	(15,280)	(5,087)
Loss before income taxes	(26,636)	(21,095)
Income tax expense	121	354
Net loss	$(26,757)	$(21,449)

Net loss per common share:
Basic	$(0.01)	$(0.01)
Diluted	(0.01)	(0.01)
Weighted-average shares outstanding:
Basic	1,799,886	1,791,943
Diluted	1,799,886	1,791,943

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2022	2021
Net loss	$(26,757)	$(21,449)

Interest income and expense, net	7,187	10,778
Derivative loss	1,242	1,310
Income tax expense	121	354
Depreciation, amortization, and accretion	24,130	23,843
EBITDA	5,923	14,836

Non-cash compensation	1,241	1,143
Foreign exchange and other	6,851	(4,337)
Reduction in value of inventory and long-lived assets	541	782
Gain on extinguishment of debt	—	(2,664)
Adjusted EBITDA (1)	$14,556	$9,760

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets and inventory, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2022		2021
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,936	$143	$7,243	$331
SPOT	11,536	1,674	11,139	2,230
Commercial IoT	5,038	1,908	4,504	2,090
Engineering and other	9,538	27	2,731	11
Total revenue	$33,048	$3,752	$25,617	$4,662

Average subscribers
Duplex	42,723		44,160
SPOT	277,815		264,508
Commercial IoT	433,578		409,346
Other	437		27,603
Total average subscribers	754,553		745,617

ARPU (1)
Duplex	$54.12		$54.67
SPOT	13.84		14.04
Commercial IoT	3.87		3.67

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.